EXHIBIT 99.1

News Release

TANGER REPORTS THIRD QUARTER 2012 RESULTS
Comparable Tenant Sales Increase 7.0%
Third Quarter Same Center NOI Increases 5.6%
Funds From Operations Increases 10.6% For The Quarter and 19.6% Year to Date

Greensboro, NC, October 30, 2012, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported its financial results for the quarter and nine months ended September 30, 2012. Funds from operations (“FFO”) available to common shareholders, a widely accepted supplemental measure of REIT performance, increased 10.6% for the three months ended September 30, 2012 to $41.9 million, or $0.42 per share, as compared to FFO of $37.9 million, or $0.39 per share, for the three months ended September 30, 2011. For the nine months ended September 30, 2012, FFO increased 19.6% to $116.1 million, or $1.18 per share, as compared to FFO of $97.1 million, or $1.02 per share, for the nine months ended September 30, 2011.

“Our core portfolio of operating properties continues to produce strong internal growth. Comparable tenant sales increased 7.0% for the third quarter and 5.4% for the twelve months ended September 30, 2012. Fueled by a 24.9% increase in the blended base rental rate for renewals and releasing for the nine months ended September 30, 2012, same center net operating income increased 5.6% for the quarter and 6.5% year to date," commented Steven B. Tanger, President and Chief Executive Officer. "Our external growth prospects are robust as well. On October 18, 2012, we announced our newest development project in Charlotte, North Carolina, and opened the newly developed Tanger Outlets Texas City in the Houston market. Before year end we plan to open Tanger Outlets Westgate in the Phoenix market just in time for holiday shopping and to complete the acquisition of two existing outlet centers in Montreal, Quebec,” he added.

FFO for all periods shown was impacted by a number of charges as described in the summary below (in thousands, except per share amounts):

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
FFO as reported	$41,914	$37,896	$116,141	$97,115
As adjusted for:
Acquisition costs	—	978	—	2,519
Abandoned development costs	—	—	—	158
AFFO adjustments from unconsolidated joint ventures (1)	—	—	892	—
Impact of above adjustments to the allocation of earnings to participating securities	—	(8)	(9)	(25)
Adjusted FFO ("AFFO")	$41,914	$38,866	$117,024	$99,767
Diluted weighted average common shares	98,699	97,811	98,599	94,869
AFFO per share	$0.42	$0.40	$1.19	$1.05
(1) Includes our share of acquisition costs, abandoned development costs and gain on early extinguishment of debt from unconsolidated joint ventures.

Net income available to common shareholders for the three months ended September 30, 2012 increased 22.9% to $15.1 million or $0.16 per share, as compared to net income of $12.3 million, or $0.14 per share for the three months ended September 30, 2011. For the nine months ended September 30, 2012 net income available to common shareholders increased 12.5% to $34.6 million, or $0.37 per share, as compared to net income of $30.8 million, or $0.37 per share for the nine months ended September 30, 2011. Net income available to common shareholders for the above periods was also impacted by the charges described above.

Net income and FFO per share are on a diluted basis. FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO and to AFFO is included in this release.

Third Quarter Highlights

•	5.6% increase in same center net operating income during the quarter, 6.5% year to date

•	31.3% blended increase in average base rental rates on renewed and released space during the quarter, 24.9% year to date

•	98.6% period-end consolidated portfolio occupancy rate at September 30, 2012, up from 98.3% at September 30, 2011 and 98.0% at June 30, 2012

•	7.0% increase in reported tenant comparable sales for the quarter, 5.4% increase for the rolling twelve months ended September 30, 2012 to $381 per square foot

•	24.8% debt-to-total market capitalization ratio as of September 30, 2012

•	4.37 times interest coverage for the third quarter ended September 30, 2012

•	On October 18, 2012, announced a site in the Charlotte, North Carolina market for the development of a new Tanger Outlet Center

•	On October 19, 2012, opened the company's newest outlet center in the Houston, Texas market through the company's 50/50 joint venture with Simon Property Group, Inc.

•	On October 30, 2012, announced the acquisition of two existing outlet centers in Montreal, Quebec through the company's 50/50 co-ownership agreement with RioCan Real Estate Investment Trust

North American Portfolio Drives Operating Results
During the first nine months of 2012, Tanger executed 407 leases, totaling 1,797,699 square feet throughout its consolidated portfolio. Lease renewals during the first nine months accounted for 1,357,837 square feet, which generated a 14.7% increase in average base rental rates and represented 74.9% of the square feet originally scheduled to expire during 2012. Base rental increases on re-tenanted space during the first nine months averaged 53.9% and accounted for the remaining 439,862 square feet.

Same center net operating income increased 5.6% for the third quarter of 2012 compared to 5.0% for the third quarter of last year and increased 6.5% for the first nine months of 2012 compared to 4.9% for the same period last year. Reported tenant comparable sales for Tanger's consolidated properties for the rolling twelve months ended September 30, 2012 increased 5.4% to $381 per square foot. Tenant comparable sales for the three months ended September 30, 2012 increased 7.0%.

Investment Activities Provide Potential Future Growth
Tanger and RioCan Real Estate Investment Trust, through their 50/50 co-ownership agreement, announced this morning that all conditions have either been satisfied or waived to acquire two existing outlet centers in the Montreal, Quebec market for an aggregate purchase price of approximately $94.7 million (Canadian dollar, at 100%). RioCan will provide development and property management services and Tanger will provide leasing and marketing services. The co-owners intend to add value by expanding the properties, rebranding them under the Tanger Outlets flag, implementing the co-owners' operational and marketing programs, and over time, improving the tenant mix as a result of Tanger's strong outlet retailer relationships.

The purchase price includes the assumption of in place financing of $18.8 million (Canadian dollar, at 100%) at Les Factoreries St. Sauveur, which carries a weighted average interest rate of 5.7% and matures in 2015 and 2020. Bromont Outlet Mall is being acquired free and clear of financing. Both transactions are scheduled to close in November 2012.

Les Factoreries St. Sauveur, is located approximately 35 miles northwest of Montreal adjacent to Highway 15 in the town of St. Sauveur, Quebec. The property was built in 1980, and expanded in 2006, and is approximately 116,000 square feet with the potential to expand to approximately 131,000 square feet. This well established outlet center features many national brands such as, Nike, Tommy Hilfiger , Reebok, Guess, Jones New York, and Naturalizer. The Saint Sauveur Valley is a first class resort destination ideal for outlet shopping that combines outdoor activities with shopping, performing arts and entertainment. The mountains provide the backdrop for great skiing and winter activities and the nearby lakes offer endless summer hiking, biking, boating and more.

Bromont Outlet Mall, is located approximately 50 miles east of Montreal near the eastern townships adjacent to Highway 10 in the town of Bromont, Quebec. The property was built in 2004 and expanded through 2011, and is approximately 162,000 square feet with the potential to expand to approximately 251,000 square feet. This outlet center features many national brands such as, Point Zero, Tommy Hilfiger, Guess, Puma, Mexx, and Urban Planet. Bromont is located at the base of Mont Brome. The area is a well known tourist destination for downhill skiing, mountain biking and equestrian events.

On October 19, 2012, Tanger Outlets Texas City opened 97% leased and was well received by shoppers and tenants. The property is located approximately 30 miles south of Houston and 20 miles north of Galveston on the highly traveled Interstate 45, off Exit 17 at Holland Road. Over 85 brand name and designer outlet stores are featured, including American Eagle, Banana Republic, Brooks Brothers, Coach, Columbia, Gap, J.Crew, Kenneth Cole, Levi's, Michael Kors, Nike, Nine West, Polo Ralph Lauren, Puma, Skechers, Under Armour and more. Tanger and Simon Property Group, Inc. each own a 50% interest in this project, which totals approximately 353,000 square feet. The partnership owns sufficient property to expand the center for a total build out of approximately 470,000 square feet.

Construction is on schedule for the grand opening festivities planned for November 15, 2012 at Tanger Outlets Westgate in Glendale, Arizona. The outlet center is located on Loop 101 and Glendale Avenue in Western Phoenix. This site is adjacent to Westgate City Center, Jobing.com Arena, home of the NHL's Phoenix Coyotes, University of Phoenix Stadium, home of the NFL's Arizona Cardinals, Cabela's and The Renaissance Glendale Hotel and Spa. Tanger owns a 58% interest in the project, which will offer some 80 brand name and designer outlet stores in the first phase of approximately 330,000 square feet. The partnership owns sufficient property to expand the center for a total build out of approximately 410,000 square feet.

In the fourth quarter of 2012 the company plans to commence construction of Tanger Outlets National Harbor, located within the National Harbor waterfront resort in the Washington, D.C. metro area. The complex offers fine dining, office, and residential components, as well as hotels, including the Gaylord National Resort and Convention Center, and is accessible from I-95, I-295, I-495, and the Woodrow Wilson Bridge. The nation's capital welcomes approximately 33 million tourist visitors annually. Tanger and The Peterson Companies will each own a 50% interest in the project, which will feature some 80 brand name and designer outlet stores totaling approximately 340,000 square feet.

Tanger has announced three additional domestic sites located in Charlotte, North Carolina, at Foxwoods Resort Casino in Mashantucket, Connecticut, and in Scottsdale, Arizona. In Canada, Tanger and RioCan have announced plans to develop sites in Kanata, Ontario in the Ottawa market and Mississauga in the western Toronto market, as well as plans to expand Tanger Outlets Cookstown from approximately 156,000 square feet to approximately 320,000 square feet. All of these projects are currently in the predevelopment phase.

Balance Sheet Summary
As of September 30, 2012, Tanger had a total market capitalization of approximately $4.2 billion including $1.1 billion of debt outstanding, equating to a 24.8% debt-to-total market capitalization ratio. As of September 30, 2012, 63.3% of Tanger's debt was at fixed interest rates and the company had $136.8 million outstanding on its $520.0 million in available unsecured lines of credit. During the third quarter of 2012, Tanger continued to maintain a strong interest coverage ratio of 4.37 times.

Updated 2012 FFO Per Share Guidance
Based on Tanger's internal budgeting process, the company's view on current market conditions, and the strength and stability of its core portfolio, management currently believes its net income available to common shareholders for 2012 will be between $0.56 and $0.58 per share and its FFO available to common shareholders for 2012 will be between $1.61 and $1.63 per share.
The company's earnings estimates reflect a projected increase in same-center net operating income of approximately 6%.  The company's estimates do not include the impact of any additional rent termination fees, any additional potential refinancing transactions, the sale of any out parcels of land, or the sale or acquisition of any additional properties. The following table provides the reconciliation of estimated diluted net income per share to estimated diluted FFO per share:

For the twelve months ended December 31, 2012:
	Low Range	High Range
Estimated diluted net income per share	$0.56	$0.58
Noncontrolling interest, gain/loss on acquisition of real
estate, depreciation and amortization uniquely
significant to real estate including noncontrolling
interest share and our share of joint ventures	$1.05	$1.05
Estimated diluted FFO per share	$1.61	$1.63

Third Quarter Conference Call

Tanger will host a conference call to discuss its third quarter results for analysts, investors and other interested parties on Wednesday, October 31, 2012, at 10:00 a.m. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Third Quarter 2012 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site by clicking the Investor Relations link on www.tangeroutlet.com. A telephone replay of the call will be available from October 31, 2012 at 1:00 p.m. eastern time through 11:59 p.m., November 7, 2012 by dialing 1-855-859-2056, conference ID # 28365656. An online archive of the broadcast will also be available through November 7, 2012.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 40 upscale outlet shopping centers in 25 states coast to coast and in Canada, totaling approximately 12.3 million square feet leased to over to 2,600 stores operated by more than 430 different brand name companies. More than 175 million shoppers visit Tanger Factory Outlet Centers, Inc. annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended September 30, 2012. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income per share, FFO per share, same center net operating income as well as other statements regarding plans for new developments including the expected timing of the commencement of construction and the grand openings of the current developments, the company's intention to acquire, expand and improve two outlet centers in Montreal, Quebec through a joint venture with RioCan Real Estate Investment Trust, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, coverage of the current dividend and management's beliefs, plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company's ability to lease its properties, the company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Contact:    Frank C. Marchisello, Jr.
Executive Vice President and CFO
(336) 834-6834

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
REVENUES
Base rentals (a)	$59,662	$55,018	$175,464	$149,630
Percentage rentals	3,180	2,684	6,542	5,212
Expense reimbursements	24,646	22,973	73,111	64,794
Other income	2,995	2,568	6,944	6,447
Total revenues	90,483	83,243	262,061	226,083
EXPENSES
Property operating	27,614	25,181	81,679	73,054
General and administrative	9,018	7,943	27,737	21,895
Acquisition costs (b)	—	978	—	2,519
Abandoned development costs (c)	—	—	—	158
Depreciation and Amortization	24,809	22,964	75,247	58,787
Total expenses	61,441	57,066	184,663	156,413
Operating income	29,042	26,177	77,398	69,670
Interest expense	12,317	11,958	37,062	32,996
Income before equity in losses of unconsolidated joint ventures	16,725	14,219	40,336	36,674
Equity in losses of unconsolidated joint ventures	(555)	(27)	(2,874)	(823)
Net income	16,170	14,192	37,462	35,851
Noncontrolling interests in Operating Partnership	(836)	(1,730)	(2,315)	(4,569)
Noncontrolling interests in other consolidated partnerships	(7)	2	25	2
Net income attributable to Tanger Factory Outlet Centers, Inc.	15,327	12,464	35,172	31,284
Allocation of earnings to participating securities	(209)	(164)	(576)	(521)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$15,118	$12,300	$34,596	$30,763

Basic earnings per common share:
Net income	$0.16	0.14	$0.38	$0.38

Diluted earnings per common share:
Net income	$0.16	0.14	$0.37	$0.37

a.	Includes straight-line rent and market rent adjustments of $1,181 and $1,168 for the three months ended and $3,696 and $3,557 for the nine months ended September 30, 2012 and 2011, respectively.

b.	Represents potential acquisition related expenses incurred during the three and nine months ended September 30, 2011.

c.	Represents the write-off of costs associated with abandoned development projects for the nine months ended September 30, 2011.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS
Rental property
Land	$148,002	$148,002
Buildings, improvements and fixtures	1,793,963	1,764,494
Construction in progress	—	3,549
	1,941,965	1,916,045
Accumulated depreciation	(565,521)	(512,485)
Total rental property, net	1,376,444	1,403,560
Cash and cash equivalents	9,511	7,894
Investments in unconsolidated joint ventures, net	82,676	28,481
Deferred lease costs and other intangibles, net	104,496	120,636
Deferred debt origination costs, net	9,619	8,861
Prepaids and other assets	56,211	52,383
Total assets	$1,638,957	$1,621,815

LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $2,036 and $2,237, respectively)	$547,964	$547,763
Unsecured term loans (net of discount of $584 and $692, respectively)	259,416	9,308
Mortgages payable (including premium of $6,631 and $7,434, respectively)	108,672	111,379
Unsecured lines of credit	136,769	357,092
Total debt	1,052,821	1,025,542
Construction trade payables	10,525	13,656
Accounts payable and accrued expenses	46,087	37,757
Other liabilities	16,429	16,428
Total liabilities	1,125,862	1,093,383

Commitments and contingencies
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 shares authorized, 93,892,588 and 86,727,656 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively (1)	939	867
Paid in capital (1)	762,821	720,073
Accumulated distributions in excess of net income	(283,943)	(261,913)
Accumulated other comprehensive income	1,252	1,535
Equity attributable to Tanger Factory Outlet Centers, Inc.	481,069	460,562
Equity attributable to noncontrolling interests
Noncontrolling interests in Operating Partnership (1)	25,218	61,027
Noncontrolling interests in other consolidated partnerships	6,808	6,843
Total equity	513,095	528,432
Total liabilities and equity	$1,638,957	$1,621,815

(1) For the nine months ended September 30, 2012, reflects the exchange of 1,642,483 units of the Operating Partnership owned by noncontrolling interests into 6,569,932 common shares of the company.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
FUNDS FROM OPERATIONS (a)
Net income	$16,170	$14,192	$37,462	$35,851
Adjusted for:
Depreciation and amortization uniquely significant to real estate - consolidated	24,532	22,763	74,543	58,256
Depreciation and amortization uniquely significant to real estate - unconsolidated joint ventures	1,641	1,280	5,109	3,922
Impairment charge - unconsolidated joint venture	—	—	140	—
Funds from operations (FFO)	42,343	38,235	117,254	98,029
FFO attributable to noncontrolling interests in other consolidated partnerships	(4)	(19)	10	(19)
Allocation of earnings to participating securities	(425)	(320)	(1,123)	(895)
Funds from operations available to common shareholders	$41,914	$37,896	$116,141	$97,115
Funds from operations available to common shareholders per share - diluted	$0.42	$0.39	$1.18	$1.02

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	92,674	85,171	91,359	82,020
Effect of notional units	880	631	865	631
Effect of exchangeable notes	—	118	—	118
Effect of outstanding options	93	72	78	73
Diluted weighted average common shares (for earnings per share computations)	93,647	85,992	92,302	82,842
Exchangeable operating partnership units (b)	5,052	11,819	6,297	12,027
Diluted weighted average common shares (for funds from operations per share computations)	98,699	97,811	98,599	94,869

OTHER INFORMATION
Gross leasable area open at end of period -
Consolidated	10,733	10,680	10,733	10,680
Partially owned - unconsolidated	1,184	948	1,184	948

Outlet centers in operation at end of period -
Consolidated	36	36	36	36
Partially owned - unconsolidated	3	2	3	2

States operated in at end of period (c)	24	24	24	24
Occupancy at end of period (c) (d)	98.6%	98.3%	98.6%	98.3%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate, impairment losses on depreciable real estate of consolidated real estate, impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
The exchangeable operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

c.	Excludes the Wisconsin Dells, Wisconsin, Deer Park, New York and Cookstown, Ontario properties which we have ownership interests in but are held in unconsolidated joint ventures.

d.	Excludes for the 2011 periods our wholly-owned, non-stabilized center in Hilton Head I, South Carolina, which opened on March 31, 2011.